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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in the Current Report on Form 8-K under the Securities Exchange Act of 1934 of Jack Henry & Associates, Inc., dated July 27, 2000, and to the incorporation by reference in Registration Statements No. 33-65231, 33-65251, 33-69299, and 33-16989 of Jack Henry & Associates, Inc., on
Form S-8, of our report dated August 23, 1999 (September 8, 1999 as to Note 13 and July 6, 2000 as to Note 14 and the effects of the stock split described in
Note 1) insofar as such report relates to the consolidated financial statements of Jack Henry & Associates, Inc. for the year ended June 30, 1999.

/S/Deloitte & Touche LLP
St. Louis, Missouri

July 27, 2000